Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

NCR Corporation

Duluth, Georgia

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 1, except with respect to our opinion on the consolidated financial statements insofar as it relates to the condensed consolidating supplemental guarantor information included in Note 17, as to which the date is March 26, 2013, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in NCR Corporation’s Current Report on Form 8-K dated March 26, 2013.

/s/ PricewaterhouseCoopers LLP
Atlanta, Georgia

April 26, 2013